SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                              ---------------------

                                October 17, 2003

                Date of Report (Date of earliest event reported)



                          TalkPoint Communications Inc.
             (Exact name of registrant as specified in its charter)




  Delaware                            000-22235                54-1707962
(State or other                      (Commission             (I.R.S. Employer
jurisdiction of                       File Number)         Identification No.)
Incorporation)

100 William Street, 8th Floor
New York, New York                                                   10038
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code: (212) 909-2900

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Item 1.  Changes in Control of Registrant and Item 5.
         Other Events and Regulation FD Disclosure

         Pursuant to the Purchase and Subscription Agreement (the "Purchase Agreement") dated as of October 17, 2003, by and among TalkPoint Communications Inc., MoneyLine Networks, LLC, MoneyLine Telerate Holdings and the other persons

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identified therein, we issued 4,875,000 shares of our common stock (i.e., a purchase price of $0.20 per share) and $325,000 in aggregate principal amount of our 8% secured convertible notes due October 2008, in consideration for an aggregate of $1,300,000 received from eleven investors. The notes are convertible into our common stock (at any time at the option of the holder thereof or at our election upon the occurrence of specified events) at a conversion price of $0.25 (i.e. an aggregate of 1,300,000 shares of our common stock if all of the notes are converted and without giving effect to interest that may accrue thereon) subject to adjustment, and are secured by all of our accounts, intellectual property, cash and all proceeds thereof. In connection therewith, Moneyline Networks, LLC, the beneficial owner of approximately 57% of our common stock, sold an aggregate of 20,642,493 shares to these investors and agreed to the cancellation of its warrants to acquire 100,000 shares. (Moneyline reported in Amendment No. 3 to its Schedule 13D that, after giving effect to its sale of those shares and the cancellation of those warrants, it beneficially owned 12,547,331 shares or 19.9% of our common stock.) Pursuant to the Purchase Agreement, we and Moneyline (i) entered into a commercial distribution agreement pursuant to which, among other things, Moneyline will be a reseller of our products and services, (ii) terminated the Secured Credit Agreement dated as of August 12, 2003 pursuant to which Moneyline had been obligated to lend us up to $400,000, (iii) terminated the Stockholders Agreement dated as of May 16, 2002 by and among Moneyline, us and the other parties thereto which granted Moneyline rights (the "Moneyline Rights") to, among other things, cause the election of certain persons to our board of directors. We also amended and restated our bylaws to eliminate the Moneyline Rights.

         Contemporaneously with the completion of this transaction, the individuals designated by Moneyline to serve as directors of Talkpoint (i.e., Charles F. Asuter, Bernard Battista, Alexander Russo and David Walsh) resigned as Talkpoint directors (and all other capacities in which they served Talkpoint) and Lawrence Kinsella resigned as our Chief Financial Officer. On October 23, 2003 we appointed (i) Nicholas Balletta to serve as our Chairman of the Board, President and Chief Executive Officer and (ii) Mark Agovino and Alan Zwerin to serve as Vice President - Sales and Marketing and Acting Chief Financial Officer, respectively. We contemplate that John C. Bumgarner, Jr. (who most recently served as Chief Operating Officer at Williams Communications), Ted Castator (the founder and managing director of Technolia Management, LLC, a full service technology consulting firm) and Michael A. Collado (the President and CEO of ExtraNet, Inc., a telecommunications advisory, strategic assessment and corporate development firm) will be joining our board of directors in the near future.

         We do not believe that any one or more persons acquired control of us as a result of these transactions and are disclosing the information set forth above to reflect that Moneyline's ownership interest in us has declined from 57% to 19.9% and that the Moneyline Rights have terminated. Accordingly, the information contemplated by Item 1 of Form 8-K calling for the disclosure of information with respect to the persons who acquired control, the amount and source of consideration used by the persons acquiring control and the percentage

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of voting securities acquired by the person acquiring control is not provided herein nor does the filing of this report constitute an acknowledgement that a change in control has occurred.

The description of the agreements set forth above is qualified in its entirety by reference to such agreements.

Item 7.  Financial Statements and Exhibits

                  (c)      Exhibits

Exhibit No.       Title of Document

2.4 Purchase and Subscription Agreement dated as of October 17, 2003, by and among TalkPoint Communications Inc., MoneyLine Networks, LLC, MoneyLine Telerate Holdings and the other persons identified therein (the schedules to such agreement are not included in this exhibit as they are included separately as exhibits 4.13, 10.15 and 10.16 filed herewith).

3.2               Amended and Restated By-Laws of the Registrant.

4.13              Form of 8% Secured Convertible Note.

10.15 Security Agreement dated as of October 17, 2003 by and between TalkPoint Communications Inc. and Michael Collado.

10.16 Distribution Agreement dated as of October 17, 2003 by and between TalkPoint Communications Inc. and Moneyline Networks, LLC.


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                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          TalkPoint Communications Inc.



                           By: /s/ Nicholas Balletta
                                   -----------------
                                   Nicholas Balletta, Chief Executive Officer




Dated:   October 23, 2003
         New York, New York